EXHIBIT 23(o)


                            BARR ROSENBERG SERIES TRUST
      PLAN PURSUANT TO RULE 18f-3(d) UNDER THE INVESTMENT COMPANY ACT OF 1940

                              Effective August 5, 1996
                       Amended and Restated December 8, 1997
                   Further Amended and Restated February 22, 1999

    WHEREAS, the Board of Trustees of Barr Rosenberg Series Trust (the "TRUST") has considered the following multi-class plan (the "PLAN") under which the Trust may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 (the "RULE") under the Investment Company Act of 1940 (the "1940 ACT"); and

    WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust have found the Plan, as proposed, to be in the best interests of each class of shares of each series of the Trust individually and the Trust as a whole.

    NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to the Rule.

                                      THE PLAN

    Each now existing and hereafter created series (each, a "FUND")(1)of the Trust may from time to time issue one or more of the following classes of shares: Institutional shares, Adviser shares, Select shares and Investor shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectuses, each as from time to time in effect. The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the Agreement and Declaration of Trust and By-laws of the Trust, as amended from time to time, by action of the Board of Trustees of the Trust.

CLASS CHARACTERISTICS

    Institutional, Adviser, Select and Investor shares of a Fund represent interests in the assets of such Fund and have identical dividend and liquidation rights. The classes differ materially only with respect to (i) the level of shareholder service fee ("SERVICE FEE"), if any, borne by each class, (ii) the level of distribution and service fee ("DISTRIBUTION AND SERVICE FEE"), if any, borne by each class, and (iii) the level of transfer agency fee, if any, borne by each class. Service Fees are paid for services rendered and expenses borne in connection with personal services rendered to shareholders of a class and the maintenance of shareholder accounts. Service Fees are paid pursuant to plans (each, a "SERVICE PLAN") for applicable classes. Distribution and Service Fees are paid in connection with services and expenses primarily intended to result in the sale of shares of the Trust and/or in connection with direct client service, personal services, maintenance of shareholder accounts and reporting services to or for certain shareholders of the Trust. Distribution and Services Fees are paid pursuant to plans (each, a

--------------

(1) The current Funds of the Trust are the U.S. Small Capitalization Series, Japan Series, International Small Capitalization Series, Barr Rosenberg
Market Neutral Fund, Barr Rosenberg Double Alpha Market Fund and Barr Rosenberg Select Sectors Market Neutral Fund.

"DISTRIBUTION AND SHAREHOLDER SERVICE
PLAN") for applicable classes adopted by the Trust pursuant to Rule 12b-1 under the 1940 Act.

    (1) INSTITUTIONAL SHARES are sold without any initial or deferred sales charges and are not subject to any ongoing Distribution and Service Fees or Service Fees.

    (2) ADVISER SHARES are sold without any initial or deferred sales charges and are not subject to any ongoing Distribution and Service Fees, but are subject to a Service Fee at an annual rate with respect to a Fund of up to 0.25% of such Fund's average daily net assets attributable to Adviser shares.

    (3) SELECT SHARES are sold without any initial or deferred sales charges and are not subject to any Service Fees, but are subject to a Distribution and Service Fee at an annual rate with respect to a Fund of up to 0.25% per annum of such Fund's average daily net assets attributable to Select shares.

    (4) INVESTOR SHARES are sold without any initial or deferred sales charges and are not subject to any Service Fees, but are subject to a Distribution and Service Fee at an annual rate with respect to a Fund of up to 0.25% per annum of such Fund's average daily net assets attributable to Investor shares.


EXPENSE ALLOCATIONS

    Institutional, Adviser, Select and Investor shares pay the expenses associated with their different distribution and/or shareholder servicing arrangements. Each class also bears its own transfer agency fees. Each class may, at the Trustees' discretion, also pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than the other classes ("CLASS EXPENSES"). All other expenses will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of a particular Fund attributable to that class.

EXCHANGE FEATURES/CONVERSIONS

    Shares of any particular class of a Fund may be exchanged only for shares of the same class of another Fund or, if such other Fund does not offer the same class of shares, then the class of shares of such Fund with the lowest expenses that a shareholder is eligible to purchase. There is no sales charge on exchanges. A shareholder may not exchange shares of a class of one Fund for shares of a class of another Fund that is not qualified for sale in the state of the shareholder's residence. Although the Trust has no current intention of terminating or modifying the exchange privilege, it reserves the right to do so at any time. All exchanges will be made based on the respective net asset values next determined following receipt of the request by the applicable Funds.

    The Trust does not currently offer any automatic conversion feature among the classes.

DIVIDENDS/DISTRIBUTIONS

    Each Fund intends to pay out as dividends substantially all of its net investment income (which comes from dividends and any interest it receives from its investments and net realized short-term capital gains). Each Fund also intends to distribute substantially all of its net realized long-term capital gains, if any, after giving effect to any available capital loss carryover. Dividends paid by the Funds with respect to Institutional, Adviser, Select and Investor shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, and will be in the same amount, except that (i) any Service Fee or Distribution and Service Fee charged to a particular class will be borne solely by such class,
(ii) if applicable, transfer agency fees relating to a particular class may be borne exclusively by that class, and (iii), at the Trustees' discretion, Class Expenses relating to a particular class may be borne exclusively by that class.

VOTING RIGHTS

    Each class of shares of each Fund has identical voting rights except that each class has exclusive voting rights on any matter submitted to shareholders that relates solely to that class, and has separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. Each class of shares has exclusive voting rights with respect to matters pertaining to any Distribution and Shareholder Service Plan or Service Plan applicable to that class. All classes of shares of a Fund will vote together, except with respect to any Distribution and Shareholder Service Plan or Service Plan applicable to a class or when a class vote is required by the 1940 Act.

RESPONSIBILITIES OF THE TRUSTEES

    On an ongoing basis, the Trustees will monitor the Trust for the existence of any material conflicts among the interests of the classes of shares. The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursement of expenses by the Manager to guard against cross-subsidization between classes. The Trustees, including a majority of the independent Trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop.

REPORTS TO THE TRUSTEES

    The Manager and/or the Administrator will be responsible for reporting any potential or existing conflicts among the classes of shares to the Trustees.

AMENDMENTS

    The Plan may be amended from time to time in accordance with the provisions and requirements of the Rule.